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                                 PRESS RELEASE
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FOR IMMEDIATE RELEASE
                                                        [SUFFOLK BANCORP LOGO]
Contact:            Douglas Ian Shaw                    6 West Second Street,
                    Corporate Secretary                  Riverhead, NY 11901
                    (516) 727-5667                     suffolkbancorp@scnb.com



                SUFFOLK BANCORP ELECTS TERENCE X. MEYER DIRECTOR

Riverhead, New York, October 29, 1999 - Suffolk Bancorp (NASDAQ - SUBK) today announced that the Board of Directors has elected Terence X. Meyer as a Director of Suffolk Bancorp and its banking subsidiary, The Suffolk County National Bank ("SCNB"). He assumes his duties on November 22, 1999.

Edward J. Merz, Chairman of the Board, remarked,
"We are pleased and fortunate to have a man of Mr.
Meyer's caliber join our board. He is prominent
and respected in western and central Suffolk
County, New York. As Suffolk Bancorp grows beyond
it historic roots on Long Island's east end, we                [PHOTO]
feel that it is important to turn to people like
Terry Meyer for guidance as we expand our presence in western Suffolk County. We look forward to working with him, and are confident that he will add a new dimension to our strategy to build our business into the future."

Mr. Meyer has served since 1983 as a managing partner in Meyer, Meyer, Metli, and Keneally, Esqs. L.L.P., a full-service law firm headquartered in Smithtown, New York. The firm caters to small business clients, and also represents a number of financial institutions operating on Long Island. He is also a Certified Public Accountant with experience in both tax and audit with the formerly "big eight" public accounting firms of Arthur Andersen and Peat Marwick Mitchell (predecessor to KPMG).

Mr. Meyer is an alumnus of St. Anthony's High School in Smithtown, New York, of Providence College in Providence, Rhode Island, where he received a Bachelors of Science magna cum laude in accounting, and of Hofstra University Law School in Hempstead, New York where he achieved the degree of Juris Doctor. He serves as a trustee of his alma mater, St. Anthony's High School, and of the Smithtown Historical Society. He also serves as Trustee and Counsel to the Setauket Neighborhood House, and as Counsel to the Old Field Club. He lives in Stony Brook, New York with his wife and two children.

Suffolk Bancorp is a one-bank holding company engaged in the commercial banking business through The Suffolk County National Bank, a full service commercial bank headquartered in Riverhead, New York. "SCNB" is Suffolk Bancorp's wholly owned subsidiary. Organized in 1890, The Suffolk County National Bank is the second largest independent bank headquartered on Long Island, with 26 offices in Suffolk County, New York.

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